Exhibit 99.1

Virgin Media announces closing of £957 million equivalent of Senior Secured Notes due 2021

LONDON, 3 March 2011 — Virgin Media Inc. (NASDAQ:VMED; LSE:VMED), a leading UK entertainment and communications business, today announced the closing of the offering of approximately £957 million equivalent aggregate principal amount of senior secured notes due 2021, by its wholly-owned subsidiary Virgin Media Secured Finance PLC. The offering was split into a $500 million U.S. dollar denominated tranche and a £650 million sterling denominated tranche. The notes have been offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to certain non-U.S. persons pursuant to Regulation S under the Securities Act.

For further information contact:

Investor Relations Contacts:

Richard Williams, +44 (0) 20 7299 5479, richard.williams@virginmedia.co.uk

Vani Bassi, +44 (0) 20 7299 5353, vani.bassi@virginmedia.co.uk

Media Contacts

Lulu Bridges, +44 (0) 20 7920 3150, lbridges@tavistock.co.uk

Important Information

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such  offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any applicable state securities laws, and are being offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to certain non-U.S. persons pursuant to Regulation S under the Securities Act. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 22, 2011. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.